As filed with the Securities and Exchange Commission on May 7, 2012
Registration No. ______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tennant Company
(Exact name of registrant as specified in its charter)

         Minnesota                                   41-0572550
(State or other jurisdiction of incorporation or organization)                                                         (I.R.S. Employer Identification No.)

701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440
(Address of Principal Executive Offices) (Zip Code)

TENNANT COMPANY AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
(Full title of the plan)

Heidi M. Wilson
Vice President, General Counsel and Secretary
Tennant Company
701 North Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440
(Name and address of agent for service)
(763) 540-1200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Ö		Accelerated filer
Non-accelerated filer		(Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.375 par value	500,000	$44.135	$22,067,500	$2,528.94

(1)
In addition, pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on May 2, 2012.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Tennant Company (the “Registrant”) is filing this registration statement (the “Registration Statement”) to register an additional 500,000 shares of its Common Stock, par value $.375 per share (the “Common Stock”), for issuance under the Tennant Company Amended and Restated 2010 Stock Incentive Plan (the “Amended Plan”).  The increase in the number of shares authorized for issuance under the Amended Plan, as approved by our Board of Directors, was effective as of April 25, 2012.  On April 28, 2010, we filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-166342) registering 1,000,000 shares of Common Stock of the Registrant for issuance under the Tennant Company 2010 Stock Incentive Plan (the “Prior Registration Statement”).  The contents of the Prior Registration Statement are hereby incorporated in the Registration Statement by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on May 7, 2012.

TENNANT COMPANY

By:           /s/ HEIDI M. WILSON
Heidi M. Wilson
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Heidi M. Wilson and Thomas Paulson and each or either of them, her or his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of April 30, 2012.

Signature	Title
/s/ H. CHRIS KILLINGSTAD H. Chris Killingstad	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS PAULSON Thomas Paulson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ WILLIAM F. AUSTEN William F. Austen	Director
/s/ JEFFREY A. BALAGNA Jeffrey A. Balagna	Director
/s/ CAROL S. EICHER Carol S. Eicher	Director
/s/ JAMES T. HALE James T. Hale	Director
/s/ DAVID MATHIESON David Mathieson	Director
/s/ DONAL L. MULLIGAN Donal L. Mulligan	Director
/s/ STEPHEN G. SHANK Stephen G. Shank	Director
/s/ STEVEN A. SONNENBERG Steven A. Sonnenberg	Director
/s/ DAVID S. WICHMANN David S. Wichmann	Director

*
Heidi M. Wilson, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the registrant pursuant to powers of attorney duly executed by such persons.

By         /s/ HEIDI M. WILSON
Heidi M. Wilson, Attorney-in-Fact

INDEX TO EXHIBITS

Item No.	Description	Method of Filing
5	Opinion of Heidi M. Wilson	Filed herewith
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Heidi M. Wilson	Included in Exhibit 5
24	Power of Attorney	Included on Signature Page